EXHIBIT 99.1

NEWS RELEASE
American Oil & Gas Increases Ownership Interest at the
Fetter Project and Provides Drilling Updates
Drilling Program Expands to Include Two Wells at North Walker Creek Prospect
     DENVER, September 6, 2006 — American Oil and Gas, Inc. (AMEX: AEZ) has purchased an additional 25% working interest in the Fetter project for 2,050,000 shares of its common stock from Oklahoma City based SunStone Oil and Gas, LLC. This acquisition increases American’s Fetter project ownership interest from 67.5% to 92.5%. In a simultaneous and separately negotiated transaction between SunStone and New York based BlackRock, Inc. ownership of the 2,050,000 shares of common stock, were transferred by SunStone to certain funds managed by BlackRock. The shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. American has agreed to register the shares for resale. The interest acquired consists of approximately 13,300 net undeveloped acres and 320 net developed acres, including a 50% working interest in the Sims 16-26 well, a 25% working interest in the Hageman 16-34 well and a 25% working interest in the currently drilling State 4-36-H well.
     Commenting on the purchase, Andrew Calerich, American’s President, stated “we are extremely pleased to be able to substantially increase our ownership in the Fetter project, an area that we believe holds significant long term potential for our company and our shareholders, and equally pleased that BlackRock, Inc. has chosen to increase their funds’ ownership interest in American.”
Drilling updates:
•	At American’s Fetter project, the State 4-36-H well is currently at a vertical depth of 11,480’ in the Niobrara formation. The operator is continuing to drill with the objective of setting 7 inch casing at or near the top of the targeted Frontier formation, which is expected to be encountered at approximately 11,535’. The well design then calls for drilling to proceed horizontally into the Frontier formation. Drilling has proceeded more slowly than originally projected due to a combination of difficulties involved with running and retrieving the bottom hole drilling assemblies (the bit, mud motor and other related tools) in this high angle directional hole, which in a casing drilling operation is done by wire line. Recent operations include circulating out natural gas flows as drilling has progressed through the fractured Niobrara formation.
•	At the Krejci project, the Krejci Federal 3-29 well reached its targeted total depth on August 21st, after achieving the desired goal of drilling an approximate 1,600 foot horizontal lateral through the targeted Mowry formation. Favorable electric log data combined with other favorable information obtained while drilling has resulted in a decision to complete and test the well. Casing has been installed and testing is currently scheduled to commence in mid-

September. Subject to availability of services, stimulation and testing operations may take up to 8 weeks. A series of flow tests and artificial fracture procedures are planned. A second well targeting the Mowry is planned to commence drilling on the Krejci project within approximately 120 days. In both of these wells, American is to be carried through the tanks for its 45% working interest.
•	The Nabors Rig 462 used on the Krejci Federal 3-29 well is being mobilized to the 20 Mile Creek Federal 2-8 well, the first of a planned two well program to be drilled at the North Walker Creek prospect. The second well is planned to begin drilling immediately following the first. The North Walker Creek prospect, which was developed by Davis Petroleum Corp, is an approximate 5,600 gross acre prospect located within the Krejci area of mutual interest that was established under the agreement with Brigham Exploration Company (NASDAQ: BEXP). The objectives of the first well are the Muddy and Morrison formations to approximately 9,800’ and the objective in the second well is the Muddy formation at approximately 9,500’. Brigham will operate the wells with a 37.5% working interest. American owns a 33.75% working interest in the wells and in the prospect with the remaining working interest being owned by Davis Petroleum (25%) and North Finn, LLC (3.75%).
•	American expects drilling operations to commence in its Goliath project in mid-September with the spudding of the Evertson AOG Champion 1-25H well. This well, in which American owns a 50% working interest, is a planned multi-lateral horizontal well targeting the Bakken formation in the Williston Basin of North Dakota.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.
Contact:

Andrew Calerich, President 303.991.0173 Fax: 303.595.0709 1050 17th Street, Suite 2400 — Denver, CO 80265	Neal Feagans, Investor Relations Feagans Consulting, Inc 303.449.1184